Exhibit 99.1

Innodata Reports First Quarter 2019 Results

NEW YORK – May 9, 2019 – INNODATA INC. (NASDAQ: INOD) today reported results for the first quarter ended March 31, 2019.

•	Total revenue was $13.7 million in the first quarter of 2019, a 9% decrease from $15.0 million in the fourth quarter of 2018, and a 3% decrease from $14.1 million in the first quarter of 2018.

•	Net loss was $0.5 million in the first quarter of 2019, or $(0.02) per basic and diluted share, compared to net income of $50,000, or $0.00 per basic and diluted share, in the fourth quarter of 2018, and a $0.3 million net loss, or $(0.01) per basic and diluted share, in the first quarter of 2018.

•	Adjusted EBITDA (as defined below) was $0.5 million in the first quarter of 2019, compared to $1.4 million in the fourth quarter of 2018 and $1.3 million in the first quarter of 2018.

•	Cash and cash equivalents were $12.2 million at March 31, 2019 compared to $10.9 million at December 31, 2018.

Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts.

The tables that accompany this release set out results by segment.

Jack Abuhoff, Chairman and CEO, said, “Our total revenue in the first quarter of 2019 exceeded the high end of our guidance by $0.1 million. Adjusted EBITDA as a percentage of revenue was 3% in the first quarter of 2019, a decrease of 7 percentage points from 10% of revenue in the fourth quarter of 2018. The decline in Adjusted EBITDA is primarily attributable to the Digital Data Solutions (DDS) segment where Adjusted EBITDA as a percentage of revenue decreased 8 percentage points to 6% of revenue in the first quarter from 14% of revenue in the fourth quarter of 2018 due to lower revenue in the DDS segment in the first quarter. Revenue in our DDS segment was $10.2 million in the first quarter of 2019, an 11% decrease from revenue of $11.5 million in the fourth quarter of 2018. This decrease primarily results from lower volumes of work during the first quarter from several existing customers as compared to volumes received from these customers in the fourth quarter of 2018.

“Revenue in our Synodex segment was $1.0 million in the first quarter of 2019, a 3% decrease from revenue of $1.1 million in the fourth quarter of 2018. The decline in revenue is attributable to lower than expected volume of work from one customer during the quarter. We added two new customers in the first quarter and also expanded our business with an existing customer. Adjusted EBITDA for the Synodex segment as a percentage of revenue was 16% in the first quarter, a decrease of 2 percentage points from 18% of revenue in the fourth quarter of 2018.

“Revenue in our Agility segment was $2.5 million in the first quarter of 2019, a 2% increase from revenue of $2.4 million in the fourth quarter of 2018. In the first quarter the dollar value of bookings increased by 18% from the fourth quarter of 2018. Adjusted EBITDA for the Agility segment as a percentage of revenue was (10)% in the first quarter of 2019, an improvement of 5 percentage points from (15)% in the fourth quarter of 2018.”

Abuhoff continued, “The special committee of the board, the formation of which we announced in December 2017, has concluded its assessment of our business segments. In May 2019 the board reformulated the special committee as the strategy committee which will liaise with management on certain strategic initiatives of the business.”

Abuhoff concluded, “We anticipate second quarter revenue to be in the range of $13.1 – $13.9 million, consisting of DDS revenue in the range of $9.6 – $10.0 million, Synodex revenue in the range of $0.8 – $1.1 million, and Agility revenue in the range of $2.7 – $2.8 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-U.S. GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and its subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, impairment charges, changes in fair value of contingent consideration, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, Adjusted EBITDA facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision-making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net income (loss) to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-866-548-4713 (Domestic)
1-323-794-2093 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Passcode on both: 4058631

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global services and technology company focused on data transformation, enrichment, and management. Through our data refinery platform and related products and services, we enable the world’s preeminent media, publishing and information services companies, as well as data-driven enterprises, to improve operational efficiency, drive growth, and bring new data-enabled products to market. Innodata Labs, our technology incubator, focuses on applied machine learning and emerging artificial intelligence. Our culture of innovation, quality, and service is present in everything we do.

Our venture companies include Synodex, a leader in medical record data transformation, and Agility PR Solutions, a provider of SaaS software and solutions for PR and communications professionals.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “can,” “continue,” “could,” “intend,” “may,” “should,” “will,” "anticipate," "indicate," "point to," “forecast,” “predict,” “likely,” “goals,” “optimistic,” “foster,” “estimate,” “plan”, “potential”, or the negative thereof and other similar expressions generally identify forward-looking statements, which speak only as of their dates, although some forward-looking statements are expressed differently.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize in whole or in part; the primarily at-will nature of contracts with our Digital Data Solutions clients and the ability of these clients to reduce, delay or cancel projects; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; continuing Digital Data Solutions segment reliance on project-based work; our inability to replace projects that are completed, canceled or reduced; our dependency on third-party content providers in our Agility segment; difficulty in integrating and deriving synergies from acquisitions, joint ventures and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; potential impairment of the carrying value of goodwill and other acquired intangible assets of companies and businesses that we acquire; changes in our business or growth strategy; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our periodic filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 26, 2019, and in the press releases and other communications to stockholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or review any guidance or other forward-looking statements, whether as a result of new information, future developments or otherwise, other than as required under the Federal securities laws.

Company Contact

Suzanne Srsich

Innodata Inc.

ssrsich@innodata.com

(201) 371-8033

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2019	2018

Revenues	$13,694	$14,120

Operating costs and expenses:
Direct operating costs	9,560	9,894
Selling and administrative expenses	4,602	3,916
Interest expense, net	11	4
Totals	14,173	13,814
Income (loss) before income taxes	(479)	306
Provision for income taxes	(28)	582
Net loss	(451)	(276)
Income (loss) attributable to non-controlling interests	1	(8)
Net loss attributable to Innodata Inc. and Subsidiaries	$(452)	$(268)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and diluted	$(0.02)	$(0.01)
Weighted average shares outstanding:
Basic and diluted	25,927	25,878
Comprehensive loss:
Net loss	$(451)	$(276)
Pension liability adjustment, net of taxes	(36)	(59)
Change in fair value of derivatives, net of taxes	-	(531)
Foreign currency translation adjustment, net of taxes	264	(28)
Other Comprehensive income (loss)	228	(618)
Total Comprehensive loss	(223)	(894)
Comprehensive income (loss) attributed to non-controlling interest	1	(8)
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(224)	$(886)

Supplemental Financial Data:
Adjusted EBITDA	$470	$1,334

INNODATA INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$12,161	$10,869
Accounts receivable, net of allowance for doubtful
accounts of $900 and $1,000, respectively	8,320	10,626
Prepaid expenses and other current assets	5,247	5,778
Total current assets	25,728	27,273
Property and equipment, net	6,860	6,813
Right of use asset	7,784	-
Other assets	2,318	2,436
Deferred income taxes	1,750	1,204
Intangibles, net	6,151	6,275
Goodwill	2,089	2,050
Total assets	$52,680	$46,051

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,240	$4,737
Accrued salaries, wages and related benefits	3,463	4,494
Income and other taxes	3,717	3,532
Current portion of long-term obligations	1,033	1,529
Operating lease liability - current portion	1,147	-
Total current liabilities	14,600	14,292
Deferred income taxes	383	571
Long-term obligations, net of current portion	3,097	4,062
Operating lease liability, net of current portion	7,568	-
Non-controlling interests	(3,439)	(3,440)
STOCKHOLDERS' EQUITY	30,471	30,566
Total liabilities and stockholders’ equity	$52,680	$46,051

INNODATA INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in thousands)

	Three Months Ended
Adjusted EBITDA:	March 31, 2019	March 31, 2018
Net loss attributable to Innodata Inc. and Subsidiaries	$(452)	$(268)
Depreciation and amortization	809	884
Stock-based compensation	129	140
Provision for income taxes	(28)	582
Interest expense, net	11	4
Non-controlling interests	1	(8)
Adjusted EBITDA	$470	$1,334

	Three Months Ended
Adjusted EBITDA – DDS Segment:	March 31, 2019	March 31, 2018
Net income attributable to DDS segment	$37	$1
Depreciation and amortization	425	502
Stock-based compensation	118	138
Provision for income taxes	(17)	594
Interest expense, net	10	1
Non-controlling interests	(8)	(5)
Adjusted EBITDA – DDS Segment	$565	$1,231

	Three Months Ended
Adjusted EBITDA – Synodex Segment:	March 31, 2019	March 31, 2018
Net income attributable to Synodex segment	$150	$10
Stock-based compensation	3	-
Non-controlling interests	9	(3)
Adjusted EBITDA – Synodex Segment	$162	$7

	Three Months Ended
Adjusted EBITDA – Agility Segment:	March 31, 2019	March 31, 2018
Net loss attributable to Agility Segment	$(639)	$(279)
Depreciation and amortization	384	382
Stock-based compensation	8	2
Benefit from income taxes	(11)	(12)
Interest expense, net	1	3
Adjusted EBITDA – Agility Segment	$(257)	$96

INNODATA INC. AND SUBSIDIARIES

REVENUE

(Unaudited)

(Dollars in thousands)

	Three Months Ended
Revenue (by segment)	March 31, 2019	March 31, 2018
DDS	$10,177	$10,477
Synodex	1,024	981
Agility	2,493	2,662
Total Revenue	$13,694	$14,120